Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES APPOINTMENT OF
WILLIAM MESSENGER TO THE BOARD OF DIRECTORS

Woburn, Mass., Jan. 20, 2005 – ArQule, Inc. (NASDAQ: ARQL) is pleased to announce the appointment of Mr. William Messenger to its Board of Directors, effective immediately. Mr. Messenger brings a strong background in business leadership, strategy development and corporate governance. His business experience includes sales and marketing with IBM Corporation, and consultancy at McKinsey & Co. More recently he held senior positions at Advance Metabolic Systems. He is currently Managing Director of Lexington Sycamore Group, providing strategic consulting services to healthcare organizations, and is Director of the Mockler Center for Faith and Ethics in the Workplace at Gordon-Conwell Theological Seminary in Massachusetts.

Mr. Messenger holds a Bachelors degree in Physics from Case Western Reserve University, an MBA from Harvard Business School, and Masters degree in Divinity from Boston University.

“I am delighted to welcome Will Messenger to our Board of Directors,” said Dr. Stephen A. Hill, ArQule’s President and Chief Executive Officer. “His background and interest in strategic leadership, corporate governance and workplace ethics will match ArQule’s strong commitment in these areas and will compliment the contribution of our current Board.”

“ArQule is an exciting company with excellent people and technologies,” said Mr. Messenger. “I am really pleased to have a chance in this role to help the company make a difference in people’s lives.”

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer and Novartis. For more information, please visit www.ArQule.com.

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ArQule/2

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004, its Form 10-Q filed with the Commission on August 4, 2004, its Form 10-Q filed with the Commission on May 7, 2004 and its Form 10-K filed with the Commission on March 12, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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